MANAGEMENT CONTRACT
between
FIDELITY SECURITIES FUND:
FIDELITY BLUE CHIP GROWTH FUND
and
FIDELITY MANAGEMENT & RESEARCH COMPANY

AGREEMENT AMENDED and RESTATED as of this 1st day of August, 2008, by and between Fidelity Securities Fund, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Fund"), on behalf of Fidelity Blue Chip Growth Fund (hereinafter called the "Portfolio"), and Fidelity Management & Research Company, a Massachusetts corporation (hereinafter called the "Adviser") as set forth in its entirety below.

Required authorization and approval by Trustees having been obtained, the Fund, on behalf of the Portfolio, and the Adviser hereby consent, pursuant to Paragraph 6 of the existing Management Contract dated August 1,2007, to a modifica- tion of said Contract in the manner set forth below. The Amended and Restated Management Contract shall, when executed by duly authorized officers of the Fund and Adviser, take effect on August 1,2008.

1. (a) Investment Advisory Services. The Adviser undertakes to act as investment adviser of the Portfolio and shall, subject to the supervision of the Fund's Board of Trustees, direct the investments of the Portfolio in accordance with the investment objective, policies and limitations as provided in the Portfolio's Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Portfolio may impose by notice in writing to the Adviser. The Adviser shall also furnish for the use of the Portfolio office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio; and shall pay the salaries and fees of all officers of the Fund, of all Trustees of the Fund who are "interested persons" of the Fund or of the Adviser and of all personnel of the Fund or the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior con- sultation with the Portfolio, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio. The investment policies and all other actions of the Portfolio are and shall at all times be subject to the control and direction of the Fund's Board of Trustees.

@) Management Services. The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Fund. The Adviser shall, subject to the supervi- sion of the Board of Trustees, perform various services for the Portfolio, including but not limited to: (i) providing the Portfo- lio with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) on behalf of the Portfolio, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting sharehold- er relations; (v) maintaining the Fund's existence and its records; (vi) during such times as shares are publicly offered, main- taining the registration and qualification of the Portfolio's shares under federal and state law; and (vii) investigating the devel- opment of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Fund as the Fund's Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommenda- tions to the Fund's Board of Trustees with respect to Fund policies, and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c) The Adviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio's ac- count with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Fund shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Port- folio.

The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Portfo- lio.

  It is understood that the Trustees, officers and shareholders of the Fund are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

  The Adviser will be compensated on the following basis for the services and facilities to be furnished hereunder. The Adviser shall receive a monthly management fee, payable monthly as soon as practicable after the last day of each month, composed of a Basic Fee and a Performance Adjustment. Except as otherwise provided in sub-paragraph (e) of this paragraph 3, the Perfor- mance Adjustment is added to or subtracted from the Basic Fee depending on whether the Portfolio experienced better or worse per- formance than "an appropriate index" (the "Index7'). The Performance Adjustment is not cumulative. An increased fee will result even though the performance of the Portfolio over some period of time shorter than the performance period has been behind that of the Index, and, conversely, a reduction in the fee will be made for a month even though the performance of the Portfolio over some period of time shorter than the performance period has been ahead of that of the Index. The Basic Fee and the Performance Adjust- ment will be computed as follows:

(a)
Basic Fee Rate: The annual Basic Fee Rate shall be the sum of the Group Fee Rate and the Individual Fund Fee Rate calculated to the nearest millionth decimal place as follows:
(i)
Group Fee Rate. The Group Fee Rate shall be based upon the monthly average of the net assets of the registered investment companies having Advisory and Service or Management Contracts with the Adviser (computed in the manner set forth in the fund's Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month. The Group Fee Rate shall be determined on a cumulative basis pursuant to the following schedule:

GROUP FEE RATE SCHEDULE

Average Group Annualized

Assets Rate

0 -$3 billion .5200% 3-6 .4900 6-9 .4600

9 -12 .4300 12 -15 .4000 15 -18 .3850 18 -21 .3700 21 -24 .3600 24 -30 .3500 30 -36 ..3450 36 -42 .3400 42 -48 .3350 48 -66 .3250 66 -84 .3200 84 -102 .3150 102 -138 .3100 138 -174 ..3050 174 -210 .3000 210 -246 .2950 246 -282 2900 282 -318 .2850 318 -354 .2800 354 -390 .2750 390 -426 .2700 426 -462 .2650

462 -498 498 -534 534 -587 587 -646 646 -711 711 -782 782 -860 860 -946 946 -1,041 1,041-1,145 1,145 -1,260 1,260-1,386 1,386 -1,525 1,525-1,677 1,677-1,845 over 1,845

(ii) Individual Fund Fee Rate. The Individual Fund Fee Rate shall be 0.30%.

(b)
Basic Fee. One-twelfth of the Basic Fee Rate shall be applied to the average of the net assets of the Portfolio (computed in the manner set forth in the Fund's Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month. The resulting dollar amount comprises the Basic Fee.
(c)
Performance Adjustment Rate: The performance period equals 36 months, the current month plus the previous 35 months. An adjustment to the monthly Basic Fee will be made by applying the Performance Adjustment Rate to the aver- age net assets of the Portfolio over the performance period. Except as otherwise provided in sub-paragraph (e) of this para- graph 3, the Performance Adjustment Rate is 0.02%for each percentage point (the performance of the Portfolio and the Index each being calculated to the nearest .01%)that the Portfolio's investment performance for the performance period was better or worse than the record of the Index as then constituted. The maximum performance adjustment rate is 0.20%.

For purposes of calculating the performance adjustment of the Portfolio, the Portfolio's investment performance will be based on the performance of the retail class.

The Portfolio's investment performance will be measured by comparing (i) the opening net asset value of one share of the retail class of the Portfolio on the first business day of the performance period with (ii) the closing net asset value of one share of the retail class of the Portfolio as of the last business day of such period. In computing the investment performance of the retail class of the Portfolio and the investment record of the Index, distributions of realized capital gains, the value of capi- tal gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such peri- od and dividends paid out of investment income on the part of the Portfolio, and all cash distributions of the securities included in the Index, will be treated as reinvested in accordance with Rule 205-1 or any other applicable rules under the Investment Advisers Act of 1940,as the same from time to time may be amended.

(d)
Performance Adjustment. One-twelfth of the annual Performance Adjustment Rate will be applied to the average of the net assets of the Portfolio (computed in the manner set forth in the Fund's Declaration of Trust or other organizational document) determined as of the close of business on each business day throughout the month and the performance period. The resulting dollar amount is added or deducted from the Basic Fee.
(e)
The Index shall be the Russell 1000 Growth Index. For the 35-month period commencing on June 1,2006 (such period hereafter referred to as the Transition Period), the Performance Adjustment Rate shall be calculated by comparing the Portfolio's investment performance against the blended investment records of the Index and the index used to calculate the Portfolio's Performance Adjustment prior to the Transition Period (the "Prior Index"), such calculation being performed as follows:

For the first month of the Transition Period, the Performance Adjustment Rate shall be calculated by comparing the the retail class of Portfolio's investment performance over the 36 month performance period against a blended index invest- ment record that reflects the investment record of the Prior Index for the first 35 months of the performance period and the investment record of the Index for the 36th month of the performance period. For each subsequent month of the Transition Period, the Performance Adjustment Rate shall be calculated by comparing the retail class of the Portfolio's investment per- formance over the 36 month performance period against a blended index investment record that reflects one additional month of the Index's performance and one less month of the Prior Index's performance. This calculation methodology shall continue until the expiration of the Transition Period, at which time the investment record of the Prior Index shall be eliminated from the Performance Adjustment calculation, and the calculation shall include only the investment record of the Index.

Subject to the requirements of the 1940 Act and the Investment Advisers Act of 1940, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission, the Trustees may designate an alternative appropriate index for pur- poses of calculating the Performance Adjustment (the "Successor Index"). On the first day of the month following such des- ignation (or such other date as agreed by the Fund, on behalf of the Portfolio, and the Adviser), the Performance Adjustment Rate shall be calculated by blending the index investment record of the Successor Index and the then current Index, as pro- vided above in this sub-paragraph.

(f) In case of termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect for that month. The Basic Fee Rate will be computed on the basis of and applied to net assets averaged over that month ending on the last business day on which this Contract is in effect. The amount of this Performance Adjustment to the Basic Fee will be computed on the basis of and applied to net as- sets averaged over the 36-month period ending on the last business day on which this Contract is in effect provided that if this antract has been in effect less than 36 months, the computation will be made on the basis of the period of time during which it has been in effect.

  It is understood that the Portf~lio will pay all its expenses, which expenses payable by the Portfolio shall in- clude, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Fund's Trustees other than those who are ''interested persons7' of the Fund or the Adviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund and the Portfolio's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy mate- rial to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio's shareholders, including proxy solicitations therefor; (ix) its proportionate share of insurance premiums; (x) its proportionate share of association membership dues; (xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiii) such non-recurring or extraordinary expenses as may arise, in- cluding those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Port- folio may have to indemnify the Fund's Trustees and officers with respect thereto.

  The services of the Adviser to the Portfolio are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser's ability to meet all of its obligations with respect to rendering services to the Portfolio hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Port- folio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instru- ment.

  (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Contract shall con- tinue in force until July 31,2009 and indefinitely thereafter, but only so long as the continuance after such date shall be spe- cifically approved at least annually by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting se- curities of the Portfolio.

@) This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission.

(c)
In addition to the requirements of sub-paragraphs (a) and @) of this paragraph 6, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
(d)
Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or with respect to the Portfolio by vote of a majority of the outstanding voting securities of the Portfolio. This Contract shall terminate automatical- ly in the event of its assignment.

7. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund's Declaration of Trust or other organizational document and agrees that the obligations assumed by the Fund pursuant to this Contract shall be limited in all cases to the Portfolio and its assets, and the Adviser shall not seek satisfaction of any such ob- ligation from the shareholders or any shareholder of the Portfolio or any other Portfolios of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Portfolio under the Declaration of Trust or other organizational document are separate and distinct from those of any and all other Portfolios.

8. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940Act, as now in effect or as hereafter amended, and subject to such orders as may be granted by the Commission.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective offi- cers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY SECURITIES FUND

on behalf of Fidelity Blue Chip Growth Fund

~ennethB. Robins

Treasurer

FIDELITY MANAGEMENT & RESEARCH

COMPANY